AMENDED AND RESTATED TRANSFER AGENCY AGREEMENT

      THIS AGREEMENT made as of January 27, 2004, as amended March 16, 2006, between COMMONWEALTH CASH RESERVE FUND, INC., a Virginia corporation (the "Company"), with respect to the Commonwealth Cash Reserve Fund Portfolio (the "Prime Portfolio") and the Federal Portfolio (the "Federal Portfolio") and each of their classes, and PFM ASSET MANAGEMENT LLC, a Delaware limited liability company (the "Transfer Agent").

                     W - I - T - N - E - S - S - E - T - H:

      WHEREAS, the Company is a registered open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Company is authorized to issue Institutional Class shares and IllinoisPrime Shares of the Prime Portfolio; and

      WHEREAS, the Company is authorized to issue Institutional Class shares of the Federal Portfolio (each class of shares of the Prime Portfolio and the Federal Portfolio, a "Fund," and collectively, the "Funds"); and

      WHEREAS, the Company desires to retain the Transfer Agent to serve as the transfer agent, registrar and dividend dispersing agent for each Fund, and the Transfer Agent is willing to furnish such services;

      NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Company hereby appoints the Transfer Agent to serve as the transfer agent, registrar and dividend disbursing agent for the Funds for the periods and times set forth in this Agreement. The Transfer Agent accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided for in section 17 of this Agreement.

      2. Delivery of Documents. The Company has furnished to the Transfer Agent with copies properly certified or authenticated of each of the following:

            (a) Resolutions of the Board of Directors of the Company authorizing the execution of this Agreement;

            (b) Appendix A identifying and containing the signatures of the Company's officers and other persons authorized to sign Written Instructions and give Oral Instructions, each as hereinafter defined, on behalf of the Company.

            (c) A copy of the Company's Amended and Restated Articles of Incorporation filed with the Secretary of the State Corporation Commission of the Commonwealth of Virginia on April 3, 2006, as presently in effect, and as they shall from time to time be amended (the "Articles of Incorporation");

            (d) The Company's By-laws and all amendments thereto, as presently in effect and as they shall from time to time be amended (the "By-laws");

            (e) Resolutions of the Company's Board of Directors approving each Advisory Agreement between the Company, on behalf of each Portfolio, and the Transfer Agent;

            (f) Resolutions of the Company's Board of Directors approving the Plan of Distribution and the Distribution Agreement between the Company and PFM Fund Distributors, Inc. (the "Distributor");

            (g) Resolutions of the Company's Board of Directors approving the Amended and Restated Administration Agreement between the Company and the Transfer Agent, with respect to the Prime Portfolio and the Federal Portfolio;

            (h)   The Company's Notification of Registration filed pursuant to
                  Section 8(a) of the 1940 Act on Form N-8A as filed with the Securities and Exchange Commission (the "SEC") and all amendments thereto;

            (i) The Company's most recent Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") and under the 1940 Act as filed with the SEC, and all amendments thereto; and

            (j) The Funds' most recent Prospectuses and Statements of Additional Information relating (such prospectuses and statements of additional information, as presently in effect and all amendments and supplements thereto are herein called the "Prospectuses"). (k) The most recent Anti-Money Laundering Policy of the Company, including a description of the Customer Identification Program. The Company will furnish to the Transfer Agent from time to time copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

      The Company will furnish to the Transfer Agent, from time to time, executed copies of all amendments and supplements to the foregoing.

      3. Definitions.

            (a) "Authorized Person" As used in this Agreement, the term "Authorized Person" means an officer of the Company or other person duly authorized by the Board of Directors of the Company to give Oral or Written Instructions, as such terms are defined below, on behalf of the Company and Funds and listed on the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by the Transfer Agent from time to time.

            (b) "Oral Instructions" As used in this Agreement, the term "Oral Instructions" means verbal instruction actually received by the Transfer Agent from an Authorized Person or from a person reasonably believed by the Transfer Agent to be an Authorized Person.

            (c) "Shares" As used in this agreement, the term "Shares" means shares of common stock, no par value, of the Prime Portfolio and/or the Federal Portfolio.

            (d) "Shareholder" As used in this Agreement, the term "Shareholder" means a holder of shares of the Company.

            (e) "Written Instructions" As used in this Agreement the term "Written Instructions" means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by the Transfer Agent and signed by an Authorized Person unless the Board of Directors of the Company specifies otherwise pursuant to a resolution furnished to the Transfer Agent pursuant to Section 2(a) hereof.

      4. Instructions Consistent with Articles, etc.

            (a) Unless otherwise provided in this Agreement, the Transfer Agent shall act only upon Oral or Written Instructions. Although the Transfer Agent may take cognizance of the provisions of the Articles of Incorporation and By-laws of the Company, the Transfer Agent may assume that Oral or Written Instructions received hereunder are not inconsistent with any provisions of such Articles of Incorporation or By-laws or any vote, resolution or proceeding of the Shareholders, of the Board of Directors, or any committee thereof.

            (b) The Transfer Agent shall be entitled to rely upon Oral or Written Instructions actually received by the Transfer Agent pursuant to this Agreement. The Company agrees to forward to the Transfer Agent Written Instructions confirming Oral Instructions in such a manner that the Written Instructions are received by the Transfer Agent, whether by hand delivery, telex, facsimile sending device or otherwise, as promptly as practicable after Oral Instructions are given to the Transfer Agent. The Company agrees that the fact that such confirming Written Instructions are not received by the Transfer Agent shall in no way affect the validity of the transactions authorized by the Company by giving Oral Instructions. The Company agrees that the Transfer Agent shall incur no liability to the Company in acting upon Oral Instructions given to the Transfer Agent hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

      5. Transactions Not Requiring Instructions.

            (a) In the absence of contrary Written Instructions, the Transfer Agent is authorized to take the following actions:

                  (i) issuance, transfer and redemption of Shares in the manner described in the Prospectus for each Fund and in conformity with the rules and regulations of the SEC and the laws of the Commonwealth of Virginia;

                  (ii) opening, maintenance, servicing and closing of accounts of Shareholders or prospective Shareholders;

                  (iii) acting as agent of the Company in connection with
                        accounts, upon the terms and subject to the conditions contained in the application relating to the account;

                  (iv) causing the reinvestment in Shareholders' accounts of dividends and distributions declared upon Shares in each Fund;

                  (v)   processing redemptions;

                  (vi)  examining and approving legal transfers;

                  (vii) furnishing to Shareholders confirmations of transactions relating to their Shares in each Fund;

                  (viii) preparing and mailing to the Internal Revenue Service and all payees all information returns and payee statements required under the Internal Revenue Code of 1986, as amended (the "Code") in respect to each Fund's dividends and distributions and taking all other necessary action in connection with the dividend withholding requirements of the Code;

                  (ix) mailing to Shareholders confirmations of purchases and redemptions, monthly statements, annual and semiannual reports prepared on behalf of the Company and Funds, and, if so requested by the Company, mailing new Prospectuses upon their issue to Shareholders;

                  (x) preparation and sending such other information from the Company and Fund's records held by the Transfer Agent as may be reasonably requested by the Company;

                  (xi) maintaining such books and records relating to transactions effected by the Transfer Agent as are required by the 1940 Act, or by any other applicable provision of law, to be maintained by the Company or its transfer agent with respect to such transactions, and preserving, or causing to be preserved, any books and records for such periods as may be required by any law, rule or regulation.

            (b) The Transfer Agent agrees to act as proxy agent in connection with the holding of annual or special meetings of Shareholders, mailing to such Shareholders notices, proxies, and proxy statements in connection with the holding of such meetings (all of such writings to be prepared by the Company at the Company's cost), receiving and tabulating votes cast by proxy and communicating to the Company the results of such tabulation accompanied by appropriate certificates, and preparing and furnishing to the Company certified lists of Shareholders as of such date, and in such form and containing such information as may be required by the Company or the Funds to comply with any applicable provisions of the law or the Articles and By-laws relating to such meetings.

            (c) The Transfer Agent agrees to furnish to the Company such information and at such intervals as is necessary for the Company and the Funds to comply with the registration requirements and/or reporting requirements of the SEC, Blue Sky Authorities or other regulatory agencies. The Transfer Agent will, in addition to the services herein itemized, perform and do all other acts and services that are customarily performed and done by other transfer agents, dividend disbursing agents, and shareholder servicing agents of open-end mutual funds of the "money market fund" type.

            (d) The Transfer Agent agrees to provide to the Company upon request such information as may reasonably be required to enable the Company to reconcile the number of outstanding Shares of the Funds between its records and the account books of the Funds.

            (e) The Transfer Agent agrees to provide certain additional services to eligible Shareholders of the IllinoisPrime Shares of the Prime Portfolio. Such additional services consist of consulting on the investment of bond proceeds, including collecting and coordinating with the Illinois Finance Authority of information on bond issue structure and flow of funds and bond fund draw-downs, and collecting and maintaining investment records in a manner that facilitates arbitrage rebate compliance.

      6. Authorized Shares. Shall be the number of shares authorized for each Fund by the Articles of Incorporation as may be amended from time to time.

      7. Dividends and Distributions. The Company shall furnish the Transfer Agent with appropriate evidence of action by the Company's Board of Directors authorizing the daily declaration of dividends and distributions in respect of Shares in each Fund as described in the Prospectuses. After deducting any amount required to be withheld by any applicable tax laws, rules and regulations, the Transfer Agent shall, as agent of each Shareholder and in accordance with the instructions in proper form from a Shareholder and the provisions of the Company's Articles and the Prospectus, invest such dividends and distributions in Shares in the manner described in the Prospectuses of each Fund or if the Shareholder so elects and if the Company and the Transfer Agent should agree to permit such option, pay them in cash. The Transfer Agent shall prepare, file with the Internal Revenue Service, and address and mail to Shareholders such returns and information relating to dividends and distributions paid by each Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Company, the Transfer Agent shall withhold and pay on a timely basis to the appropriate federal authorities any taxes required by applicable Federal tax laws to be withheld on dividends and distributions paid by the Funds.

      8. Communications with Shareholders.

            (a) Communications to Shareholders. Upon request of the Company the Transfer Agent will address and mail all communications by the Company to Fund Shareholders, including reports to Shareholders, dividend and distribution notices and proxy material for the meetings of Shareholders. The Transfer Agent will receive and tabulate the proxy cards for the meetings of Shareholders.

            (b) Correspondence. The Transfer Agent will answer such correspondence received by it from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Company.

      9. Records. The Transfer Agent shall keep the following records for each
Fund:

            (a) accounts for each Shareholder showing the following information:

                  (i) name, address and United States Tax Identification or Social Security Number;

                  (ii) number of Shares held for which certificates, if any, have been issued, including certificate numbers and denominations;

                  (iii) historical information regarding the account of each
                        Shareholder, including dividends and distributions paid and the date and price of all transactions on each Shareholder's account;

                  (iv) any stop or restraining order placed against a Shareholder's account;

                  (v) any correspondence relating to the current maintenance of a Shareholder's account;

                  (vi) any information required in order for the Transfer Agent to perform any calculations contemplated or required by this Agreement.

            (b) Sub-Accounts for each Shareholder requesting such services in connection with Shares held by such Shareholder for separate accounts containing the same information for each sub-account as required by sub-section (a) above.

            (c) The books and records pertaining to the Company which are in the possession of the Transfer Agent shall be the property of the Company. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Company, or the Company's authorized representatives, shall have access to such books and records at all times during the Transfer Agent's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by the Transfer Agent to the Company or the Company's authorized representatives at the Company's expense.

      10. Reports. The Transfer Agent shall furnish to the Company such periodic and special reports and such other information, including Shareholder lists and statistical information concerning accounts as may be agreed upon from time to time between the Company and the Transfer Agent.

      11. Cooperation with Independent Registered Public Accounting Firm. The Transfer Agent shall cooperate with the Company's independent registered public accounting firm and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accounting firm for the expression of their unqualified opinion, including but not limited to the opinion included in the Company's annual report to Shareholders.

      12. Confidentiality. The Transfer Agent will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present or potential Shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Transfer Agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company).

      13. Services Not Exclusive. The services furnished by the Transfer Agent hereunder are deemed not to be exclusive, and the Transfer Agent shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

      14. Equipment Failures. In the event of equipment failures beyond the Transfer Agent's control, the Transfer Agent shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The foregoing obligation shall not extend to computer terminals located outside of the premises maintained by the Transfer Agent. The Transfer Agent shall enter into and shall maintain in effect one or more agreements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent that appropriate equipment is available.

      15. Rights to Receive Advice.

            (a) Advice of Company. If the Transfer Agent shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive from the Company, directions or advice, including Oral or Written Instructions where appropriate.

            (b) Advice of Counsel. If the Transfer Agent shall be in doubt as to any question of law involved in any action to be taken or omitted by the Transfer Agent, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Transfer Agent, or any of its affiliated entities or any service provider of the Funds, at the option of the Transfer Agent).

            (c) Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by the Transfer Agent pursuant to sub-section (a) of this section and advice received by the Transfer Agent pursuant to sub-section (b) of this section, the Transfer Agent shall be entitled to rely on and follow the advice received pursuant to sub-section (b) of this section.

            (d) Protection of the Transfer Agent. The Transfer Agent shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instruction received pursuant to sub-sections (a) or (b) of this section and which the Transfer Agent, after receipt of any such directions, advice or Oral or Written Instructions, believes in good faith to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this sub-section shall be construed as imposing upon the Transfer Agent any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to the Transfer Agent 's properly taking or omitting to take such action. Nothing in this sub-section shall excuse the Transfer Agent when an action or omission on the part of the Transfer Agent constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by the Transfer Agent of any duties, obligations or responsibilities not expressly provided for in this Agreement or results from the Transfer Agent's negligent failure to perform its duties expressly provided for in this Agreement or otherwise agreed to in writing by the Transfer Agent.

      16. Compliance with Governmental Rules and Regulations. The Company assumes full responsibility for insuring that the contents of each Prospectus and Statement of Additional Information complies with all applicable requirements of the 1933 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

      17. Compensation. For the services rendered hereunder with respect to each Fund, the Transfer Agent shall be entitled to, and agrees to accept as full compensation therefore, compensation as set forth below:

            (a) Prime Portfolio - Institutional Class shares. Reimbursement for out-of-pocket expenses attributable to the performance of its duties under this Agreement and such compensation as the parties may from time to time agree in writing;

            (b) Prime Portfolio - IllinoisPrime Shares. A fee equal to 0.05% of the average daily net assets of the IllinoisPrime Shares. This fee shall be computed daily and paid monthly.

            (c) Federal Portfolio - Institutional Shares. Reimbursement for out-of-pocket expenses attributable to the performance of its duties under this Agreement and such compensation as the parties may from time to time agree in writing.

      18. Indemnification.

            (a). The Company agrees to indemnify and hold harmless the Transfer Agent and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities under the 1933 Act, the Securities and Exchange Act of 1934, the 1940 Act, and any state and foreign blue sky laws, all as to be amended from time to time) and expenses, including, without limitation, attorney's fees and disbursements, arising directly or indirectly from any action or thing which the Transfer Agent takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Company, or (ii) upon Oral or Written Instructions, provided that neither the Transfer Agent nor any of its nominees shall be indemnified against any liability to the Company or to its Shareholders (or any expenses incident to such liability) arising out of (x) the Transfer Agent or such nominee's willful misfeasance, bad faith or gross negligence or reckless disregard of its duties in connection with the performance of any duties, obligations or responsibilities not expressly provided for in this Agreement, or (y) the Transfer Agent or such nominee's own negligent failure to perform its duties expressly provided for in this Agreement or otherwise agreed to by the Transfer Agent in writing.

            (b). In the event that the Transfer Agent seeks indemnification under this provision with respect to any action taken (or not taken) in connection with the provision of services, the Transfer Agent agrees that the Company will be obligated to satisfy any obligation that it may have under such indemnification provision only out of the assets of the Fund with respect to which the action taken (or not taken) by the Transfer Agent related.

      19. Responsibility of the Transfer Agent. The Transfer Agent shall be under no duty to take any action on behalf of the Company or the Funds except as specifically set forth herein or as may be specifically agreed by the Transfer Agent in writing. In the performance of its duties hereunder, the Transfer Agent shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy and completeness of all services performed under this Agreement. The Transfer Agent shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, the Transfer Agent shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of the Transfer Agent or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, the Transfer Agent, in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack or authority of any Oral or Written Instructions, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which the Transfer Agent reasonably believes to be genuine, or (b) delays or errors or loss of data occurring by reason or circumstances beyond the Transfer Agent's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in section 13), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

      20. Anti-Money Laundering. The Transfer Agent will annually certify to the Company that it has implemented an anti-money laundering program and that, in connection with such program, the Transfer Agent will perform the specific requirements of the Company's Customer Identification Program.

      21. Release. The Transfer Agent understands that the obligations of this Agreement are not binding upon any Shareholder of the Company personally, but bind only the Company's property.

      22. Duration and Termination.

         (a) This Agreement became effective as of the date above written, and its implementation is authorized by the Board of Directors of the Company, provided that all regulatory requirements have been met, and shall, unless terminated as hereinafter provided, continue in effect for an initial term of one year and for successive annual periods thereafter, but only so long as each such annual continuance is specifically approved by the Company's Board of Directors, including the vote of a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party.

            (b) This Agreement may be terminated by the Transfer Agent at any time without penalty upon giving the Company sixty (60) days' written notice (which notice may be waived by the Company) and may be terminated by the Company at any time without penalty upon giving the Transfer Agent sixty (60) days' written notice (which notice may be waived by the Transfer Agent).

      23. Notices. All notices and other communications, including Written Instructions (collectively referred to as "Notice" or Notices" in this section), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device, or reliable courier. Notices shall be addressed (a) if to the Transfer Agent at the Transfer Agent's address, (b) if to the Company, at the address of the Company; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of the sending, more than 100 miles apart, the Notice may be sent by first class mail, in which case it shall be deemed to have been given 5 days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and if the location of the sender of a Notice and the addressee are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending charges arising from the sending of a Notice hereunder shall be paid by the sender.

      24. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

      25. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

      26. Assignment. This Agreement and the performance hereunder may not be assigned by the Transfer Agent without the Company's prior consent.

      27. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Oral Instructions. The captions in this Agreement are included for convenience or reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Virginia and governed by Virginia law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall be binding and shall inure to the benefit of the parties and their respective successors. Unless otherwise expressly stated, all references herein to the services to be provided by the Transfer Agent to the Fund or the Company shall apply equally to each of the Funds and each of the share classes thereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.


                                           COMMONWEALTH CASH RESERVE FUND, INC.
                                           With respect to the Commonwealth
                                           Cash Reserve Fund - Prime Portfolio
                                           and the Commonwealth Cash Reserve
                                           Fund - Federal Portfolio

                                           BY:  ______________________________

                                           PFM ASSET MANAGEMENT LLC

                                           BY: ______________________________